UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant      ☑

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☐     Preliminary Proxy Statement

☐     Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐     Definitive Proxy Statement

☐     Definitive Additional Materials

☑     Soliciting Material Pursuant to §240.14a-12

CATALYST BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

JDS1, LLC

CCUR HOLDINGS, INC.

CIDM II, LLC

JULIAN D. SINGER

DAVID S. OROS

SHELLY C. LOMBARD

MATTHEW STECKER

IGOR VOLSHTEYN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 9, 2022, JDS1, LLC, a Delaware limited liability company (“JDS1”), CCUR Holdings, Inc., a Delaware corporation (“CCUR”), CIDM II, LLC, a Delaware limited liability company (“CIDM II”), Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn (collectively, the “JDS1 Group”), filed a revised preliminary proxy statement and an accompanying revised preliminary GOLD proxy card with the U.S. Securities and Exchange Commission (“SEC”) to be used solicit proxies from the stockholders of Catalyst Biosciences, Inc., a Delaware Corporation (the “Company” or the “Issuer”), in connection with the Company’s 2022 Annual Meeting of Stockholders, any special meeting held in lieu thereof, and at any and all adjournments or postponements thereof (the “2022 Annual Meeting”).

Schedule 13D Amendment No. 14 Filed on June 17, 2022

On June 17, 2022, the JDS1 Group filed Amendment No. 14 to its Schedule 13D with respect to the Company (the “Schedule 13D/A”). The following disclosure was included in Item 4 of the Schedule 13D/A and is being included in this Schedule 14A because such disclosure may be deemed to be solicitation material in connection with the JDS1 Group’s plans to solicit proxies from the Company’s stockholders for use at the 2022 Annual Meeting:

“Item 4 is hereby amended to add the following:

On May 23, 2022, the Company publicly disclosed that, on May 19, 2022, it had entered into and closed on an Asset Purchase Agreement (the “Purchase Agreement”) with Vertex Pharmaceuticals Incorporated (the “Purchaser”), pursuant to which the Purchaser acquired the Company’s complement portfolio, including CB 2782-PEG and CB 4332, as well as its complement-related intellectual property for $60 million in cash (the “Transaction”), with $5 million retained by the Purchaser as a hold-back until one year after the closing to satisfy certain post-closing indemnification obligations. In the Company’s Current Report on Form 8-K disclosing the Transaction, filed with the SEC on May 23, 2022, the Company stated that its description of the Purchase Agreement was qualified in its entirety by reference to the full text of the Purchase Agreement. However, the Company did not file the Purchase Agreement as an exhibit to the Form 8-K. Instead, the Company noted that a copy of the Purchase Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022, which is not due until August 15, 2022, the same date as the Company’s recently scheduled 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), thus making clear that most stockholders will likely not have access to the Purchase Agreement prior to the time they vote their proxies for the 2022 Annual Meeting.

On June 15, 2022, JDS1, LLC (“JDS1”) filed a complaint, together with a motion for expedited proceedings, in the Delaware Court of Chancery against the Company and all of the incumbent members of the Company’s Board of Directors (collectively, the “Director Defendants”) seeking declaratory, injunctive, and equitable relief and damages under Section 271 of the Delaware General Corporation Law (the “DGCL”) and Delaware fiduciary duty law. JDS1’s complaint alleges, among other things, that the Company violated Section 271 of the DGCL when on May 19, 2022, the Company, without seeking any vote of the Company’s stockholders, entered into and closed on the Purchase Agreement. JDS1’s complaint also alleges that the Director Defendants breached their fiduciary duties by, among other ways, (i) knowingly failing to obtain a stockholder vote, as required by Section 271 of the DGCL, for the Transaction which JDS1 contends constituted a sale of substantially all of the assets of the Company; (ii) inequitably delaying until after the 2022 Annual Meeting, or shortly prior thereto, the disclosure to stockholders of the Purchase Agreement and the various, possibly material, terms of the Transaction contained therein, and the Company’s plans for the resulting funds, such that most, if not all, stockholders, other than the Company’s insiders, would not have access to such information prior to deciding how to vote their proxies at or before the 2022 Annual Meeting, thus preventing stockholders from being able to make informed voting decisions on critical matters brought before them and preventing JDS1 from using such information in its proxy solicitation materials and other communications to stockholders; and (iii) deliberately employing various legal strategies either to frustrate or completely disenfranchise a fair stockholder vote by preventing stockholders from having access to the Purchase Agreement sufficiently in advance of the 2022 Annual Meeting, such that most, if not all, stockholders, other than the Company’s insiders, would be denied access to such information prior to deciding how to vote their proxies at the 2022 Annual Meeting, thus impeding stockholders from being able to make informed voting decisions on critical matters being bought before them at the 2022 Annual Meeting, including whether to vote for JDS1’s three nominees standing for election at the 2022 Annual Meeting to replace three of the Director Defendants.

In light of the Company’s recent actions, as described herein, JDS1 remains more determined than ever to move forward with its proxy contest at the 2022 Annual Meeting. On June 16, 2022, JDS1 delivered to the Company an update to the notice of nominations and other proposed business that it previously submitted on March 4, 2022 nominating Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn (the “JDS1 Nominees”) for election to the Company’s Board of Directors (the “Board”) as Class I directors at the 2022 Annual Meeting and notifying the Company of JDS1’s intent to present a non-binding stockholder proposal requesting that the Board take the necessary steps to declassify the Board (in a manner that does not affect the unexpired terms of the previously elected directors) so that all directors are elected on an annual basis (the “Declassification Proposal”). JDS1 believes the JDS1 Nominees will bring to the Board a sense of urgency, together with fresh insights and perspectives, to restoring investor confidence and finding a path forward to unlock stockholder value and, thereby, reverse the precipitous decline in the price of the Common Stock that has occurred over the past year. As of the close of trading on Nasdaq on June 16, 2022, the $1.37 closing price per share of the Common Stock represents a decline of approximately 69% from the $4.43 closing price per share of the Common Stock on June 17, 2021. JDS1 also believes that the Declassification Proposal, if approved by stockholders at the 2022 Annual Meeting, would be a positive step forward in putting the Board on notice that stockholders want the members of the Board to be held accountable for their actions as directors.

JDS1 believes there is an urgent need to drive meaningful change in the composition of the Board and that such urgency has only been heightened given the manner in which the Board approached and executed the Transaction, including that the Board chose not to seek any stockholder vote to approve the Transaction, chose to delay sharing the Purchase Agreement with stockholders until after most stockholders will have voted their proxies for the 2022 Annual Meeting, and has been noticeably silent as to how the Company will use the net cash proceeds that it received from the Transaction. According to the Form 8-K/A that the Company filed with the SEC on May 24, 2022, the Company’s net proceeds from the Transaction are $52 million, not including the $5 million retained by the Purchaser as a hold-back until one year after the closing to satisfy certain post-closing indemnification obligations. JDS1 believes that stockholder value would be best enhanced if the Company distributed most of its cash, including the net cash proceeds of the Transaction, to stockholders, save what needs to be retained to provide for contingent liabilities and administrative expenses, and is concerned that that the Company may pursue another use for such cash proceeds that does not contemplate them being distributed to stockholders. JDS1 believes the JDS1 Nominees are better positioned than the incumbent Board members they are intended to replace to ensure that such cash proceeds are put to a use that best enhances stockholder value and serves the best interest of all stockholders.

Except as set forth in this Schedule 13D or such as would occur upon or in connection with completion of, or following, any of the actions discussed in this Schedule 13D, no Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D. The Reporting Persons intend to review their investment in the Company on a continuing basis. Depending on various factors including, without limitation, the Company’s financial position and strategic direction, actions taken by the Board, the price levels of the Shares, other investment opportunities available to the Reporting Persons, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Company as they deem appropriate including, without limitation, engaging in communications with management and/or the Board, engaging in communications with one or more stockholders of the Company and others about the Company and the Reporting Persons’ investment, making suggestions and/or proposals concerning the Company’s capitalization, uses of its cash, ownership structure, operations, prospects, business and financial strategies, strategic transactions, assets and liabilities, business and financing alternatives, the structure and composition of the Board, and such other matters as the Reporting Persons may deem relevant to their investment in the Company, selling some or all of their Shares in the open market or otherwise, engaging in short selling of or any hedging or similar transaction with respect to the Shares, acquiring additional Shares and/or other equity, debt, notes, other securities, or derivative or other instruments that are based upon or relate to the value of securities of the Company, or changing their intention with respect to any and all matters referred to in Item 4.”

Important Additional Information and Certain Information Concerning the Participants

On May 9, 2022, the JDS1 Group filed a revised preliminary proxy statement and an accompanying revised preliminary GOLD proxy card with the SEC to be used to solicit proxies from the Company’s stockholders in connection with the 2022 Annual Meeting to have stockholders elect three director nominees to the Company’s Board of Directors (the “Board”) and approve a non-binding proposal requesting that the Board take the necessary steps to declassify the Board (in a manner that does not affect the unexpired terms of the previously elected directors) so that all directors are elected on an annual basis, with such declassification of the Board done in the most expeditious manner available under the Delaware General Corporation Law.

THE JDS1 GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTPS://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be JDS1, LLC, a Delaware limited liability company, CCUR Holdings, Inc., a Delaware corporation, CIDM II, LLC, a Delaware limited liability company, Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn.

As of the date hereof, JDS1, LLC beneficially owns directly 1,131,577 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), including 500 shares of Common Stock held in record name. As of the date hereof, CCUR Holdings, Inc. beneficially owns directly 883,255 shares of Common Stock. JDS1, LLC, as an affiliate of CCUR Holdings, Inc., may also be deemed to be the beneficial owner of the 883,255 shares of Common Stock held by CCUR Holdings, Inc. As of the date hereof, CIDM II, LLC does not directly own any shares of Common Stock, but, as the asset manager to CCUR Holdings, Inc., may be deemed the beneficial owner of the 883,255 shares of Common Stock beneficially owned by CCUR Holdings, Inc. As of the date hereof, Mr. Singer does not directly own any shares of Common Stock, but may be deemed to have beneficial ownership of the Common Stock as a result of being the managing member of each of JDS1 and CIDM II, LLC and an affiliate of CCUR Holdings, Inc. Accordingly, Mr. Singer may be deemed to beneficially own (i) the 1,131,577 shares of Common Stock beneficially owned directly by JDS1, LLC, and (ii) the 883,255 shares of Common Stock beneficially owned directly by CCUR Holdings, Inc. As of the date hereof, Mr. Oros directly beneficially owns 388,600 shares of Common Stock. As of the date hereof, none of Ms. Lombard and Messrs. Stecker and Volshteyn beneficially owned any shares of Common Stock.